LANDRY’S RESTAURANTS, INC. ANNOUNCES PRICING OF ADDITIONAL $47.0 MILLION OF SENIOR SECURED
NOTES

HOUSTON, Texas (April 23, 2010) – Landry’s Restaurants, Inc. (NYSE: “LNY”) (“Landry’s” or the “Company”) today announced that it has priced an offering of an additional $47.0 million aggregate principal amount of 11 5/8% senior secured notes due 2015 (the “Additional Notes”). The Additional Notes will yield net proceeds to the Company of approximately $49.8 million. The offering of the Additional Notes was led by Jefferies & Company, Inc., as sole book-running manager.

The Company completed an offering of $406.5 million aggregate principal amount of 11 5/8% senior secured notes due 2015 (the “Initial Notes”) on November 30, 2009. The Additional Notes have the same terms and will be part of the same series as the Initial Notes, including being secured and guaranteed by certain of the Company’s subsidiaries. The closing of the sale of the Additional Notes is expected to occur on April 28, 2010.

The Additional Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act.

The Company plans to use a portion of the net proceeds of the Additional Notes to finance the acquisition of all of the stock of The Oceanaire, Inc. (“Oceanaire”) in accordance with a plan of reorganization submitted by the unsecured creditors of Oceanaire in the U.S. Bankruptcy court.  This plan provided for the sale of all of the stock of Oceanaire pursuant to an auction process after the Company submitted a stalking horse bid of $23.6 million and entered into a stock purchase agreement with Oceanaire.  The auction concluded on April 13, 2010, and the Company was the successful bidder.  Confirmation of the plan is scheduled for April 26, 2010.  If the plan is confirmed, the Company expects to close the purchase of Oceanaire’s stock shortly thereafter.

The remaining net proceeds, or all of the net proceeds in the event that the acquisition of Oceanaire is not consummated, will be used to repay existing revolver balances and for general corporate purposes.

The Company and certain of the Company’s subsidiaries also entered into an amendment to its $235.6 million Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated November 30, 2009. The amendment (a) allows for the issuance of the Additional Notes and (b) subject to compliance with size and specific financial covenants, allows acquisitions by the Company and its restricted subsidiaries of entities located in the United States.

The Additional Notes have not been registered under the Federal Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Landry’s Restaurants, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the currently pending merger agreement with Fertitta Group, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the

Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010